Exhibit 99.1


            Snap-on Announces Second-quarter 2004 Results

    KENOSHA, Wis.--(BUSINESS WIRE)--July 29, 2004--Snap-on
Incorporated (NYSE:SNA), a global leader in tools, diagnostics and equipment, today announced results for the second quarter of 2004.

    -- Diluted earnings per share were $0.38 compared with $0.38 a year ago.

    -- Operating earnings were $40.8 million compared with $40.7 million a year ago. Second-quarter 2004 operating earnings include $5.7 million of costs for continuous improvement and related actions and a previously disclosed charge of $3.6 million associated with two U.S. General Services Administration (GSA) contracts. In the year-ago period, Snap-on had costs for continuous improvement actions of $3.0 million.

    -- Net sales increased to $591.3 million compared with $565.2 million in the prior year, up $26.1 million. Of the improvement, $15.5 million was due to currency translation, and $10.6 million was from organic sales growth.

    -- Cash flow from operating activities was $57.8 million in the quarter compared with $37.0 million for the year-ago period. After financing and investing activities, including $10.0 million for capital expenditures and returning $34.3 million to shareholders through share repurchases and dividends, cash increased $19.0 million in the second quarter.

    "We are encouraged by the continued progress on our initiatives, the strong growth in cash flow and the signs of improving industrial trends," said Dale F. Elliott, chairman and chief executive officer. "Our focus remains clear - to unlock the embedded potential within Snap-on."

    Second Quarter Results

    Net sales were $591.3 million in the second quarter of 2004, up $26.1 million over the second quarter of 2003, including $10.6 million, or 1.9% growth, in organic sales (defined as net sales, excluding the impact of acquisitions, divestitures and currency translation and used to illustrate growth on an operating basis). The year-over-year increase in organic sales was due to improved worldwide sales of industrial tools, equipment and diagnostics, which more than offset a sales decline in the worldwide dealer business. The effect of currency translation increased net sales by $15.5 million in the quarter. Total revenue was $612.1 million and includes $20.8 million from the consolidation of Snap-on Credit LLC (previously accounted for under the equity method), as well as related reclassifications of Snap-on's wholly owned financial services subsidiaries, as a result of adopting Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46R effective with the beginning of this fiscal year.
    Net earnings were $22.2 million in the second quarter of 2004 compared with $22.3 million in the second quarter of 2003. Operating earnings were $40.8 million for the second-quarter 2004 compared with $40.7 million in the comparable period a year ago. The earnings contribution from the higher sales in the second quarter of 2004 was offset by the previously disclosed charge of $3.6 million associated with the settlement of two GSA contract audits and higher costs related to continuous improvement actions, $5.7 million in the second quarter of 2004 compared with $3.0 million a year ago.

    Segment Results

    In the Snap-on Dealer Group segment, operating earnings were $24.9 million on segment total net sales of $274.7 million in the second quarter of 2004, compared with $23.6 million of operating earnings on $281.3 million of sales in the second quarter of 2003.
    In the second quarter of 2004, $1.9 million of continuous improvement costs were incurred, primarily related to the previously announced closure of two hand-tool facilities, with production consolidated into other existing U.S. hand-tool plants, maintaining Snap-on(R) brand's hand-tool legacy of "Made in USA." While cost reductions were achieved from the closure of the plants, some of these benefits were offset by production inefficiencies and other costs associated with relocating this production. Segment operating earnings also benefited from $3.9 million of lower bad debt expense and $1.1 million of lower expense for pension, other retirement and insurance, partially offset by $1.1 million for higher freight costs and the impact of lower sales volume. Continuous improvement costs of $1.5 million were incurred in the second quarter of 2003.
    Segment sales benefited from $4.5 million of currency translation, offset by an $11.1 million decline in organic sales. In the U.S. marketplace, organic sales were 2.3% lower year over year. During the second quarter of 2004, the average number of dealer vans in operation was down 2.9% year over year, principally due to a reduced level of dealer additions compared with a year ago. As part of the effort to improve the financial strength of its franchised dealer system, Snap-on has tightened recruitment standards, as well as introduced a new franchise alternative for prospective dealers. For the quarter, reported sales by Snap-on franchised dealers to their customers continued to grow, increasing at a low-single-digit rate.
    In the Commercial and Industrial Group segment, an operating loss of $1.6 million on total net sales of $308.6 million was recorded in the second quarter of 2004, compared with operating earnings of $0.8 million on $282.3 million of sales in the second quarter of 2003.
    The second-quarter 2004 operating results include the charge of $3.6 million associated with two GSA contracts and $3.6 million of costs for continuous improvement actions, including the consolidation of certain European manufacturing facilities, and for its portion of previously mentioned U.S. plant closure costs.
    In addition, higher earnings of $5.2 million from the increased sales year-over-year and improving business mix were offset by $1.4 million of negative currency impact and $1.0 million of start-up costs associated with the company's investment to expand its distribution and operating presence in rapidly growing emerging markets. In the second quarter of 2003, there were $1.5 million of continuous improvement costs.
    Of the $26.3 million increase in worldwide segment sales, $17.1 million resulted from higher organic sales and $9.2 million from currency translation. Demand for tools improved in both North America and Europe, leading to increased sales volume of hand and power tools used in industrial and commercial applications. In addition, higher sales of vehicle-service equipment were achieved worldwide, partially offset by a decline in sales volume in Snap-on's facilitation business for new-vehicle dealerships.
    In the Diagnostics and Information Group segment, operating earnings were $7.9 million on total net sales of $82.2 million for the second quarter of 2004, compared with $5.1 million of operating earnings on $75.9 million of sales in the second quarter of 2003.
    Segment operating earnings for the second quarter of 2004 largely reflect the growth in organic sales volume and the operating margin benefits from prior improvement activities.
    The increase in total segment sales includes $4.6 million in organic sales growth, principally due to growth of Mitchell1(R) information products, NEXIQ(R) heavy-duty diagnostics and other handheld products, and $1.7 million from currency translation.
    The Financial Services segment reflects the finance operations, including Snap-on Credit LLC, a 50%-owned U.S. joint venture between Snap-on and The CIT Group, Inc., as well as Snap-on's wholly owned credit subsidiaries in international markets where the company maintains dealer operations. Financial Services revenue was $20.8 million and operating earnings were $9.6 million in the second quarter of 2004. In the second quarter of 2003, net finance income was $11.2 million. Operating earnings decreased, largely as a result of margin compression from higher market interest rates.

    Cash Flow

    Cash flow from operating activities was $57.8 million in the second quarter of 2004, compared with $37.0 million in the second quarter of 2003. Contributing to the cash flow in the second quarter of 2004 were $22.2 million from net earnings, $15.2 million from depreciation and amortization, and $10.3 million from a net change in working investment (receivables, inventories and accounts payable). Cash utilized in investing activities in the period was $8.2 million, primarily due to $10.0 million of capital expenditures. This strong growth in cash flow was partially used during the quarter to repurchase 600,000 shares of Snap-on Common Stock for $19.9 million and for dividend payments of $14.4 million. At the end of second-quarter 2004, cash and cash equivalents were $126.6 million, a sequential increase of $19.0 million from the first quarter, and up $103.8 million over a year ago.
    To increase its return on capital, Snap-on is focused on improving asset utilization, in particular, by making more effective use of its investment in working capital. The company's target is to improve turnover of working investment (defined as accounts receivable net of allowances plus inventories less accounts payable; and which are those elements of working capital focused within operating control) to four turns by the end of 2005.
    Working investment at the end of the second quarter of 2004 was $696.0 million, compared with $711.9 million at the end of first-quarter 2004, which equates to 3.4 turns in working investment compared with 3.3 turns for the first quarter of 2004, and a significant improvement from the 2.9 turns achieved a year ago. Inventory turns (defined as the current quarter's cost of goods sold annualized, divided by the average of the last four quarter-end's inventory balance), an important element in working investment, was
3.8 turns for the second quarter of 2004 compared with 3.8 turns for the first quarter of 2004 and up from 3.3 turns a year ago.

    Outlook

    As previously announced, Snap-on expects the earnings benefits from its improvement actions to exceed such continuous improvement costs in the second half of 2004, leading to enhanced operating margin. Along with improving signs for continued sales demand in its more cyclical commercial and industrial businesses, Snap-on continues to expect reported net earnings to exceed prior-year levels for the remainder of 2004. However, some of the anticipated margin enhancement is expected to be partially offset in the near term as the company continues to work to improve manufacturing processes associated with recently relocated production that has resulted in inefficiencies and higher costs. Additionally, Snap-on estimates that approximately $6 million in continuous improvement costs will be incurred during the third quarter, with an additional approximate $4 million of further costs anticipated for the fourth quarter of 2004, bringing full-year estimated costs up to a revised total of approximately $26 million.
    As a result of its six-month results, including the previously noted charge of $0.04 per diluted share associated with the two GSA contracts, and the expected performance during the remainder of 2004, Snap-on's outlook for full-year 2004 reported earnings is expected to be in the range of $1.72 to $2.00 per diluted share, including the estimated full-year cost of $0.28 to $0.30 per diluted share for the slightly higher continuous improvement actions.

    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostics and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2+ billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 12,100 people worldwide.

    Important information about forward-looking statements

    Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "targets," "plans," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements. Snap-on or its representatives may also make similar forward-looking statements from time to time orally or in writing. Snap-on cautions the reader that any forward-looking statements included in this release that are based upon assumptions and estimates were developed by management in good faith and that management believes such assumptions and estimates to be reasonable as of the date of this release. However, these statements are subject to risks, uncertainties or other factors, including some events that may not be within the control of the company, that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. These risks and uncertainties include, without limit, uncertainties related to estimates, assumptions and projections generally, and the timing and progress with which Snap-on can continue to achieve savings from cost reduction, continuous improvement and other Operational Fitness initiatives; make improvements in supply chain efficiencies; the company's capability to retain and attract dealers, effectively implement new programs, capture new business, introduce successful new products and other Profitable Growth initiatives; its ability to weather disruption arising from planned facility closures; Snap-on's ability to withstand external negative factors including terrorist disruptions on business; changes in trade, monetary and fiscal policies, regulatory reporting requirements, laws and regulations, or other activities of governments or their agencies, including military actions and such aftermath that might occur; and the absence of significant changes in the current competitive environment, inflation, interest rates, legal proceedings, and energy and raw material supply and pricing (including steel), supplier disruptions, currency fluctuations, or the material worsening of economic and political situations around the world. In addition, investors should be aware that generally accepted accounting principles prescribe when a company should reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results, therefore, may appear to be volatile in certain accounting periods.
    These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Snap-on operates in a continually changing business environment and new factors emerge from time to time. Snap-on cannot predict such factors nor can it assess the impact, if any, of such factors on Snap-on's financial position or its results of operations. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results or regarded as a representation by the company or its management that the projected results will be achieved. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release. Any opinions, estimates or forecasts regarding Snap-on performance made by analysts are theirs alone and do not represent the opinions, forecasts or predictions of Snap-on or its management, nor does Snap-on endorse or otherwise comment on such forecasts.

    All marks are the marks of the respective holders.



                         SNAP-ON INCORPORATED
                  Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                              (unaudited)


                              Three Months Ended    Six Months Ended
                              -------------------  -------------------
                               July 3,  June 28,    July 3,  June 28,
                                2004      2003       2004      2003
                              --------- ---------  --------- ---------

Net sales                       $591.3    $565.2   $1,186.4  $1,108.3
Financial services revenue        20.8         -       42.0         -
                              --------- ---------  --------- ---------
Total revenue                    612.1     565.2    1,228.4   1,108.3
Cost of goods sold              (335.4)   (319.1)    (681.2)   (616.8)
Operating expenses              (235.9)   (216.6)    (479.4)   (429.5)
Net finance income                   -      11.2          -      21.7
                              --------- ---------  --------- ---------
Operating earnings                40.8      40.7       67.8      83.7
Interest expense                  (5.7)     (6.0)     (11.3)    (12.4)
Other income (expense) - net      (0.9)     (0.4)      (2.8)     (4.1)
                              --------- ---------  --------- ---------
Earnings before income taxes      34.2      34.3       53.7      67.2
Income tax expense                12.0      12.0       18.8      23.5
                              --------- ---------  --------- ---------
Net earnings                     $22.2     $22.3      $34.9     $43.7
                              ========= =========  ========= =========


Earnings per share - basic and
 diluted                         $0.38     $0.38      $0.60     $0.75
                              ========= =========  ========= =========

Weighted-average shares
 outstanding:
  Basic                           57.9      58.2       58.0      58.2
  Effect of dilutive options       0.6       0.2        0.6       0.1
                              --------- ---------  --------- ---------
  Diluted                         58.5      58.4       58.6      58.3
                              ========= =========  ========= =========



                         SNAP-ON INCORPORATED
         Revenue and Operating Earnings by Reportable Segment
                         (Amounts in millions)
                              (unaudited)


                              Three Months Ended    Six Months Ended
                              -------------------  -------------------
                               July 3,  June 28,    July 3,  June 28,
                                2004      2003       2004      2003
                              --------- ---------  --------- ---------

External revenue
Snap-on Dealer Group            $269.0    $273.5     $542.6    $532.7
Commercial and Industrial
 Group                           274.8     250.1      553.6     493.5
Diagnostics and Information
 Group                            47.5      41.6       90.2      82.1
Financial Services                20.8         -       42.0         -
                              --------- ---------  --------- ---------
Total external revenue          $612.1    $565.2   $1,228.4  $1,108.3
                              ========= =========  ========= =========

Intersegment revenue
Snap-on Dealer Group              $5.7      $7.8      $12.0     $13.5
Commercial and Industrial
 Group                            33.8      32.2       64.9      61.5
Diagnostics and Information
 Group                            34.7      34.3       72.3      70.2
Financial Services                   -         -          -         -
                              --------- ---------  --------- ---------
Total intersegment revenue       $74.2     $74.3     $149.2    $145.2
                              ========= =========  ========= =========

Total revenue
Snap-on Dealer Group            $274.7    $281.3     $554.6    $546.2
Commercial and Industrial
 Group                           308.6     282.3      618.5     555.0
Diagnostics and Information
 Group                            82.2      75.9      162.5     152.3
Financial Services                20.8         -       42.0         -
                              --------- ---------  --------- ---------
Segment revenue                  686.3     639.5    1,377.6   1,253.5
Intersegment eliminations        (74.2)    (74.3)    (149.2)   (145.2)
                              --------- ---------  --------- ---------
Total consolidated revenue      $612.1    $565.2   $1,228.4  $1,108.3
                              ========= =========  ========= =========

Operating earnings (loss)
Snap-on Dealer Group             $24.9     $23.6      $36.5     $47.2
Commercial and Industrial
 Group                            (1.6)      0.8       (4.7)      6.9
Diagnostics and Information
 Group                             7.9       5.1       15.5       7.9
Financial Services                 9.6         -       20.5         -
                              --------- ---------  --------- ---------
Segment operating earnings        40.8      29.5       67.8      62.0
Net finance income                   -      11.2          -      21.7
                              --------- ---------  --------- ---------
Operating earnings                40.8      40.7       67.8      83.7
Interest expense                  (5.7)     (6.0)     (11.3)    (12.4)
Other income (expense) - net      (0.9)     (0.4)      (2.8)     (4.1)
                              --------- ---------  --------- ---------
Earnings before income taxes     $34.2     $34.3      $53.7     $67.2
                              ========= =========  ========= =========


Segment revenues are defined as total revenues, including both revenues to external customers and intersegment revenues, before elimination of intersegment activity. Segment operating earnings are defined as segment revenues less cost of goods sold and operating expenses, including applicable continuous improvement and other non-recurring charges.

Financial Services is a new business segment beginning in fiscal 2004. Please see the accompanying supplemental financial information regarding the Financial Services segment.



                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)


                                                    Three Months Ended
                                                    ------------------
                                                    July 3,   June 28,
                                                      2004      2003
                                                    --------  --------

Operating activities
Net earnings                                          $22.2     $22.3
Adjustments to reconcile net earnings to net cash
 provided (used) by operating activities:
   Depreciation                                        14.6      14.8
   Amortization of other intangibles                    0.6       0.4
   Deferred income tax provision (benefit)              4.2      (4.9)
   (Gain) loss on sale of assets                        0.3         -
   (Gain) loss on mark-to-market for cash flow
    hedges                                              2.4       1.5
Changes in operating assets and liabilities, net
 of effects of acquisitions:
   (Increase) decrease in receivables                  13.4       6.1
   (Increase) decrease in inventories                   5.7       1.3
   (Increase) decrease in prepaid and other assets      2.0      (7.5)
   Increase (decrease) in accounts payable             (8.8)    (10.0)
   Increase (decrease) in accruals and other
    liabilities                                         1.2      13.0
                                                    --------  --------
Net cash provided by operating activities              57.8      37.0

Investing activities
Capital expenditures                                  (10.0)     (6.8)
Proceeds from disposal of property and equipment        1.8       3.3
                                                    --------  --------
Net cash used in investing activities                  (8.2)     (3.5)

Financing activities
Payment of long-term debt                              (0.2)     (0.2)
Net decrease in short-term borrowings                  (0.8)    (23.4)
Purchase of treasury stock                            (19.9)        -
Proceeds from stock purchase and option plans           5.4       4.8
Proceeds from termination of interest rate swap
 agreement                                                -       5.1
Cash dividends paid                                   (14.4)    (14.8)
                                                    --------  --------
Net cash used in financing activities                 (29.9)    (28.5)

Effect of exchange rate changes on cash and cash
 equivalents                                           (0.7)      2.4
                                                    --------  --------
Increase in cash and cash equivalents                  19.0       7.4

Cash and cash equivalents at beginning of period      107.6      15.4
                                                    --------  --------
Cash and cash equivalents at end of period           $126.6     $22.8
                                                    ========  ========

Supplemental cash flow disclosures
Cash paid for interest                                 $1.1      $4.8
Cash paid for income taxes                              4.9       7.6



                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)


                                                     Six Months Ended
                                                    ------------------
                                                    July 3,   June 28,
                                                      2004      2003
                                                    --------  --------

Operating activities
Net earnings                                          $34.9     $43.7
Adjustments to reconcile net earnings to net cash
 provided (used) by operating activities:
   Depreciation                                        33.0      29.0
   Amortization of other intangibles                    1.1       0.9
   Deferred income tax provision (benefit)              5.5      (7.8)
   (Gain) loss on sale of assets                        0.2         -
   (Gain) loss on mark-to-market for cash flow
    hedges                                              1.5       0.7
Changes in operating assets and liabilities, net
 of effects of acquisitions:
   (Increase) decrease in receivables                   7.5      10.9
   (Increase) decrease in inventories                   2.2       9.8
   (Increase) decrease in prepaid and other assets     (3.3)    (29.4)
   Increase (decrease) in accounts payable              6.3      (2.6)
   Increase (decrease) in accruals and other
    liabilities                                         2.7       0.4
                                                    --------  --------
Net cash provided by operating activities              91.6      55.6

Investing activities
Capital expenditures                                  (17.3)    (13.0)
Acquisitions of businesses - net of cash acquired         -       0.1
Proceeds from disposal of property and equipment        2.8       3.8
                                                    --------  --------
Net cash used in investing activities                 (14.5)     (9.1)

Financing activities
Payment of long-term debt                              (0.2)     (0.2)
Net decrease in short-term borrowings                  (2.1)    (23.8)
Purchase of treasury stock                            (24.6)     (3.8)
Proceeds from stock purchase and option plans          10.4       6.2
Proceeds from termination of interest rate swap
 agreement                                                -       5.1
Cash dividends paid                                   (29.0)    (29.1)
                                                    --------  --------
Net cash used in financing activities                 (45.5)    (45.6)

Effect of exchange rate changes on cash and cash
 equivalents                                           (1.1)      3.5
                                                    --------  --------
Increase in cash and cash equivalents                  30.5       4.4

Cash and cash equivalents at beginning of period       96.1      18.4
                                                    --------  --------
Cash and cash equivalents at end of period           $126.6     $22.8
                                                    ========  ========

Supplemental cash flow disclosures
Cash paid for interest                                $11.4     $12.4
Cash (received) paid for income taxes                  (5.6)      8.3



                         SNAP-ON INCORPORATED
                      Consolidated Balance Sheets
               (Amounts in millions, except share data)


                                                  July 3,   January 3,
                                                   2004        2004
                                                ----------  ----------
                                                (unaudited)
Assets
  Cash and cash equivalents                        $126.6       $96.1
  Accounts receivable - net of allowances           556.9       546.8
  Inventories                                       344.3       351.1
  Deferred income tax benefits                       72.6        71.4
  Prepaid expenses and other assets                  79.3        66.3
                                                ----------  ----------
       Total current assets                       1,179.7     1,131.7

  Property and equipment - net                      309.8       328.6
  Deferred income tax benefits                        8.5        16.1
  Goodwill                                          407.7       417.6
  Other intangibles - net                            68.0        69.5
  Other assets                                      172.4       175.0
                                                ----------  ----------
    Total Assets                                 $2,146.1    $2,138.5
                                                ==========  ==========

Liabilities
  Accounts payable                                 $205.2      $189.7
  Notes payable and current maturities
    of long-term debt                                27.9        30.2
  Accrued benefits                                   32.5        35.3
  Accrued compensation                               52.7        49.2
  Dealer deposits                                    45.0        49.9
  Deferred subscription revenue                      23.1        20.6
  Income taxes                                       34.2        20.1
  Other accrued liabilities                         172.2       172.2
                                                ----------  ----------
    Total current liabilities                       592.8       567.2

  Long-term debt                                    302.7       303.0
  Deferred income taxes                              33.5        34.3
  Retiree health care benefits                       90.0        89.3
  Pension liabilities                                78.6        74.2
  Other long-term liabilities                        67.2        59.6
                                                ----------  ----------
    Total Liabilities                             1,164.8     1,127.6
                                                ----------  ----------

Shareholders' Equity
  Common stock - $1 par value                        67.0        67.0
  Additional paid-in capital                        102.4        94.5
  Retained earnings                               1,090.7     1,084.7
  Accumulated other comprehensive
    income (loss)                                    17.3        38.6
  Grantor stock trust at fair market value         (156.8)     (159.2)
  Treasury stock at cost                           (139.3)     (114.7)
                                                ----------  ----------
    Total Shareholders' Equity                      981.3     1,010.9
                                                ----------  ----------
    Total Liabilities and Shareholders' Equity   $2,146.1    $2,138.5
                                                ==========  ==========



                         SNAP-ON INCORPORATED
                       Balance Sheet Information
                         (Amounts in millions)
                              (unaudited)


                                          July 3,   June 28,
                                           2004       2003     Change
                                          --------  --------  --------

Accounts receivable
  Trade accounts receivable                $496.0    $545.7    $(49.7)
  Installment receivables                    55.7      49.0       6.7
  Other accounts receivable                  47.7      34.9      12.8
                                          --------  --------  --------
    Total                                   599.4     629.6     (30.2)
  Allowance for doubtful accounts           (42.5)    (49.5)      7.0
                                          --------  --------  --------
    Total accounts receivable - net        $556.9    $580.1    $(23.2)
                                          ========  ========  ========

  Loss reserves as a % of receivables         7.1%      7.9%

Inventories
  Raw materials                             $78.6     $92.6    $(14.0)
  Work in process                            44.5      47.0      (2.5)
  Finished goods                            301.9     340.1     (38.2)
  Excess of current cost over LIFO cost     (80.7)    (94.6)     13.9
                                          --------  --------  --------
    Total inventories                      $344.3    $385.1    $(40.8)
                                          ========  ========  ========



                         SNAP-ON INCORPORATED
                  Supplemental Financial Information
                         (Amounts in millions)
                              (unaudited)

                                   Consolidated Statement of Earnings
                                    Three Months Ended June 28, 2003
                                 -------------------------------------
                                 As Previously Financial  Comparative
                                   Reported    Services  Presentation
                                 ------------- --------- -------------

 Net sales                             $565.2        $-        $565.2
 Financial services revenue                 -      23.4          23.4
                                 ------------- --------- -------------
 Total revenue                          565.2      23.4         588.6
 Cost of goods sold                    (319.1)        -        (319.1)
 Operating expenses                    (216.6)    (10.5)       (227.1)
 Net finance income                      11.2     (11.2)            -
                                 ------------- --------- -------------
 Operating earnings                      40.7       1.7          42.4
 Interest expense                        (6.0)        -          (6.0)
 Other income (expense) - net            (0.4)     (1.7)         (2.1)
                                 ------------- --------- -------------
 Earnings before income taxes            34.3         -          34.3
 Income taxes                            12.0         -          12.0
                                 ------------- --------- -------------
 Net earnings                           $22.3        $-         $22.3
                                 ============= ========= =============

                                   Consolidated Statement of Earnings
                                     Six Months Ended June 28, 2003
                                 -------------------------------------
                                 As Previously Financial  Comparative
                                   Reported    Services  Presentation
                                 ------------- --------- -------------

 Net sales                           $1,108.3        $-      $1,108.3
 Financial services revenue                 -      45.9          45.9
                                 ------------- --------- -------------
 Total revenue                        1,108.3      45.9       1,154.2
 Cost of goods sold                    (616.8)        -        (616.8)
 Operating expenses                    (429.5)    (21.3)       (450.8)
 Net finance income                      21.7     (21.7)            -
                                 ------------- --------- -------------
 Operating earnings                      83.7       2.9          86.6
 Interest expense                       (12.4)        -         (12.4)
 Other income (expense) - net            (4.1)     (2.9)         (7.0)
                                 ------------- --------- -------------
 Earnings before income taxes            67.2         -          67.2
 Income taxes                            23.5         -          23.5
                                 ------------- --------- -------------
 Net earnings                           $43.7        $-         $43.7
                                 ============= ========= =============


Snap-on began consolidating the results of Snap-on Credit LLC ("SOC"), its 50%-owned U.S. joint venture between Snap-on and The CIT Group, Inc. ("CIT"), effective with the beginning of Snap-on's fiscal year 2004, as a result of adopting Financial Accounting Standards Board Interpretation No. 46R. This accounting change does not affect reported net earnings, but it does impact the classification of revenues and expenses, as well as assets and liabilities. Reference should be made to Note 9 to the Consolidated Financial Statements found in Snap-on's 2003 Annual Report for additional information on SOC.

As a result of the consolidation, Snap-on began reporting the results of its finance operations as a new business segment, "Financial Services," at the beginning of fiscal 2004. The Financial Services segment includes SOC, as well as the company's wholly owned finance subsidiaries in those international markets where Snap-on has dealer operations. Snap-on has prepared the above supplemental consolidated statements of earnings for the three and six months ended June 28, 2003, to assist in reconciling previously reported results to those consistent with the presentation of Snap-on's Consolidated Statement of Earnings for the three and six months ended July 3, 2004.



    CONTACT: Snap-on Incorporated
             Media:
             Richard Secor, 262-656-5561
             or
             Investors:
             William Pfund, 262-656-6488
             www.snapon.com